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                                                                   EXHIBIT 23.1

                               REPORT ON SCHEDULE
                                       AND
                         CONSENT OF INDEPENDENT AUDITORS



The Board of  Directors
MAI Systems Corporation

The audits referred to in our report dated March 2, 2001, included the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 33-92194) on Form S-8, of MAI Systems Corporation of our report dated March 2, 2001, relating to the consolidated balance sheets of MAI Systems Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2000, and our report dated March 22, 2001 relating to financial schedule, which reports appears in the December 31, 2000 annual report on Form 10-K of MAI Systems Corporation.


/s/ KPMG LLP

Orange County, California
March 22, 2001